Exhibit 5.5

Greenbaum Rowe

Smith Davis LLP

COUNSELORS AT LAW

METRO CORPORATE CAMPUS ONE

P.O. BOX 5600

WOODBRIDGE, NJ 07095-0988

(732) 549-5600 fax (732) 549-1881

DELIVERY ADDRESS: 99 WOOD AVENUE SOUTH, ISELIN, NJ 08830-2712

INFO@GREENBAUMLAW.COM

WWW.GREENBAUMLAW.COM

ROSELAND OFFICE: 75 LIVINGSTON AVENUE SUITE 301 ROSELAND, NJ 07068-3701 (973) 535-1600 FAX (973) 535-1698

June 10, 2014

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Beazer Realty, Inc., a New Jersey corporation (the “Guarantor”), a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the registration by the Company of up to $750,000,000 of securities, including Senior Notes (the “Senior Notes”) and Subordinated Notes (the “Subordinated Notes” and collectively with the Senior Notes, the “Notes”). The Notes will be registered on a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). In conjunction with the registration of the Notes, the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

The Senior Notes and the Guarantees with respect to the Senior Notes will be issued pursuant to a supplemental indenture to the senior indenture dated April 17, 2002 (the “Senior Indenture”), among the Company; U.S. Bank National Association, as trustee (the “Trustee”), the Guarantor and the other guarantors signatory thereto.

Beazer Homes USA, Inc.

June 10, 2014

The Subordinated Notes and the Guarantees with respect to the Subordinated Notes will be issued pursuant to a supplemental indenture to the senior indenture dated January 12, 2010 (the “Subordinated Indenture”), between the Company and the Trustee, as trustee.

In connection with our opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Senior Indenture; (ii) the Subordinated Indenture; (iii) the Certificate of Good Standing of the Guarantor dated June 6, 2014; (iv) the corporate resolutions of the board of directors of the Guarantor, authorizing and approving the filing of the Registration Statement with the Commission under the Act; (v) the Certificate of Incorporation of the Guarantor (the “Certificate of Incorporation”); and (vi) the Amended and Restated By-laws of the Guarantor (the “By-Laws”). We have also examined that certain draft of the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such documents. As to any facts relevant to the opinions expressed below that we did not independently establish or verify, we have relied upon statements and representations of the Guarantor or others, including the representations of the Guarantor in the documents referenced above.

In rendering this opinion, we had assumed that in the future the Guarantor will duly authorize the issuance of the guarantees by all requisite corporate action, that the supplemental indentures referred to above providing for the Guarantees will have been duly authorized and executed, and that the Guarantees will conform to the description of such instruments in the Registration Statement.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing as a corporation and in good standing under the laws of the State of New Jersey.

2.	The Guarantor has the corporate power to execute, deliver and perform its obligations under the Guarantees.

Beazer Homes USA, Inc.

June 10, 2014

We are members of the Bar of the State of New Jersey, and we express no opinion to the laws of any jurisdiction except the laws of the State of New Jersey and the United States of America. We note that the documents referenced in this opinion provide that that they are to be governed by New York law, with certain qualifications and exceptions. We express no opinion as to the interpretation of the choice of law provisions in the documents referenced herein, including, without limitation, which provisions of such documents a court would deem subject to New Jersey rather than New York law.

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but such opinions are not guarantees or warranties and should not in any respect be construed as such.

This opinion has been prepared for use in connection with the Registration Statement, the Senior Indenture, the Subordinated Indenture and the Guarantees. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm King & Spalding LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenbaum, Rowe, Smith & Davis LLP